Press Release
Diversified Restaurant Holdings Operating Income Nearly Triples on
22.7% Revenue Growth in First Quarter 2016
SOUTHFIELD, MI, May 5, 2016 -- Diversified Restaurant Holdings, Inc. (NASDAQ: SAUC) ("DRH" or the "Company"), the largest franchisee for Buffalo Wild Wings® ("BWW") and creator and operator of Bagger Dave's Burger Tavern® ("Bagger Dave's"), today announced results for its first quarter ended March 27, 2016.
Highlights for the quarter includes:

•	Achieved first quarter revenue of $48.4 million; up 22.7% over prior-year quarter

•	Operating income up $1.1 million, or 177.2%, to $1.7 million in the quarter

•	Adjusted EBITDA up over 31.9% to $6.7 million (1)

•	Total debt reduced $4.2 million to $122.1 million at the end of the first quarter

•	On track for 2016 revenue of approximately $194 million to $200 million

“We are off to a solid start for the year with strong revenue growth, improved operating profit and a focus on continued development of our BWW franchise. Despite some headwinds, our BWW locations performed relatively well,” commented Michael Ansley, President and CEO. “The contribution from new BWW locations alleviated the impact of fewer NFL and NCAA sporting events with teams relevant in our geographic markets and the unfavorable timing of the Easter holiday. With the opening of our most recent BWW locations, we experienced the usual effect of new locations drawing sales from our other locations in the market. Our experience is that this subsides once our new restaurants become established in their immediate market area and draw business from competitors.”
“Our BWW restaurants have a solid foundation, highlighted by strong unit economics and the high visibility and popularity of the BWW brand on a national level. We are also seeing favorable returns from Stadia design remodels where the stadium-style layout appeals to our sports-minded guests, the largest segment of our customer base.”
Mr. Ansley concluded, “As we have previously noted, we expect 2016 to be a transition year as we focus on the enhancement and expansion of our BWW franchise, which now makes up more than 75% of our restaurant portfolio, while increasing unit sales from our existing Bagger Dave’s locations. By streamlining operations, rationalizing underperforming locations and slowing our unit growth rate, we demonstrated enhanced margins in the first quarter and we expect these positive outcomes to continue as the year progresses. Increasing liquidity and reducing debt will also be a major focus as we intend to strengthen our balance sheet. The critical elements are in place to successfully execute our strategy to grow revenue, improve financial strength and enhance earnings power.”

First Quarter 2016 Operating Results (Comparatives are with the prior-year period)
First quarter revenue of $48.4 million increased $9.0 million, or 22.7%, from $39.4 million in the 2015 first quarter. Sales growth was primarily driven by twelve net new restaurants since last year’s first quarter and increased menu pricing. The Company had 80 total restaurants at the end of the quarter.
Comparable-store sales in the first quarter of 2016 for BWW decreased 1.0%, excluding the effect of the Easter holiday shift. There were 56 comparable BWW restaurants for the period. Macro factors such as weather and consumer behavior, combined with fewer meaningful sporting events, drove the decline. There were 62 BWW at the end of the quarter, up 20 from the prior-year period.
There were 18 Bagger Dave restaurants at the end of the first quarter, down eight from the prior year, and of which only 11 have been open for more than two years. The average age of the 18 restaurants is less than 3.5 years. Consequently, the Company does not believe same store sales comparisons are relevant for understanding performance of the concept. Instead, the Company will provide average weekly sales volume ("AWV") as the comparative performance metric for Bagger Dave’s. For the first quarter 2016 AWV was $22,500. The 2015 first quarter AWV was about $1,000 higher and benefited from a number of new openings that took place in late 2014.
As a percentage of revenue, food, beverage and packaging costs decreased 70 basis points to 28.3% in the quarter primarily due to higher menu pricing, partially offset by a slight increase in bone-in chicken wing prices. Food, beverage and packaging expense increased $2.2 million to $13.7 million representing a 19.6% increase year-over-year primarily due to the increase in the number of restaurant locations.
Compensation costs increased by $2.4 million to $12.5 million, a 23.2% increase year-over-year that was primarily due to the increase in the number of restaurant locations. As a percentage of revenue, compensation costs were comparable at 25.8% versus 25.7% last year as pricing offset the impact of slightly lower volumes and wage inflation.
Occupancy costs as a percent of revenue was up 50 basis points primarily due to higher average occupancy costs in the 18 BWW St. Louis locations which were acquired last year.
Excluding $370 thousand of one-time costs specific to restaurant closures at the end of 2015, other operating costs as a percent of revenue was 20.0% compared with 20.2% in the first quarter of last year. Inclusive of these closure costs, other operating costs were $10.0 million, or 20.8% of sales.
General and administrative ("G&A") expenses as a percentage of revenue decreased to 5.5% from 6.3% in the first quarter of 2015, reflecting the favorable effect of sales leverage from the acquired locations and cost reduction initiatives. For the remainder of 2016, we anticipate our total G&A expense not to exceed 6% of sales.
Pre-opening costs decreased by $0.8 million as the Company slows its new restaurant development. The $0.3 million in the first quarter of 2016 was due to carryover from 2015 openings.
Depreciation and amortization as a percentage of revenue increased to 8.9% in the quarter from 8.0% in first quarter of 2015 primarily due to the higher depreciation and amortization expense as a percentage of sales from the 18 BWW St. Louis locations which were acquired last year.
Operating income in the first quarter increased measurably to $1.7 million, up over 177.2% over the prior-year quarter due to operating leverage on higher sales, the absence of restaurant openings in the quarter and the closure of underperforming locations.
Interest expense in the first quarter increased by $1.0 million to $1.4 million reflecting increased debt from the St. Louis acquisition and higher interest rates.
Net income for the quarter increased to $0.4 million, or $0.02 per diluted share, compared with $0.3 million, or $0.01 per diluted share, in the prior-year quarter.

Adjusted EBITDA was $6.7 million, a $1.6 million increase from first quarter 2015. As a percentage of revenue, Adjusted EBITDA increased 90 basis points to 13.8%. Adjusted Restaurant-level EBITDA increased by $1.8 million, or nearly 23.6%, to $9.4 million. As a percentage of revenue, Adjusted Restaurant-level EBITDA was up 30 basis points to 19.3%. Adjusted Net Income was $0.8 million, or $0.03 per diluted share, when backing out the closure expenses mentioned earlier.

(1)DRH believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, Adjusted Restaurant-level EBITDA and Adjusted Net Income, which are non-GAAP measures, provide additional information related to its operating performance. (See reconciliation of Adjusted EBITDA and Adjusted Restaurant-level EBITDA in the supplemental tables below.)

Segment Performance

	Three Months Ended
	March 27, 2016	Percent of sales	March 29, 2015	Percent of sales
BWW	$43,143,252	89.1%	$31,852,089	80.8%
Bagger Dave's	5,269,547	10.9%	7,588,243	19.2%
Total revenue	$48,412,799	100.0%	$39,440,332	100.0%

BWW (restaurant-level EBITDA)	$9,199,408	21.3%	$7,084,893	22.2%
Bagger Dave's (restaurant-level EBITDA)	166,519	3.2%	419,728	5.5%
Restaurant-Level EBITDA	9,365,927	19.3%	7,504,621	19.0%

General and administrative expenses	2,662,758	5.5%	2,422,677	6.1%
Adjusted EBITDA	6,703,169	13.8%	5,081,944	12.9%

Balance Sheet Highlights
Cash and cash equivalents were $5.3 million at March 27, 2016, compared with $14.2 million at December 27, 2015. Capital expenditures were $7.5 million during the first three months of 2016.
Total debt declined $4.2 million to $122.1 million at the end of the first quarter from $126.3 million at December 27, 2015.
Mr. David G. Burke, Chief Financial Officer, commented, “Our intent is to use cash available after capital investments to reduce debt. Our goal is to achieve a net debt/EBITDA coverage ratio of 3X by mid-2018.”
Fiscal 2016 Plans and Guidance
Subsequent to the end of the 2016 first quarter, the Company opened a BWW restaurant in Bradenton, Florida and a Bagger Dave’s in West Chester, Ohio. The Company plans to open another BWW in 2016 to end the year with 83 restaurants.
DRH is reiterating previously issued 2016 guidance:

•	Revenue of $194 million to $200 million

•	Three new restaurants (two BWW and one Bagger Dave’s)

•	Capital expenditures ranging from $14 million to $16 million to be allocated to new restaurant development, eight BWW Stadia design remodeling projects and maintenance

•	Adjusted EBITDA of $24 million to $26 million

•	Restaurant-level EBITDA of $36 million to $38 million

•	Strengthening the Company’s balance sheet by building cash reserves and paying down debt

Webcast and Conference Call
DRH will host a conference call and live webcast on Thursday, May 5, 2016 at 5:00 p.m. Eastern Time, during which management will review the financial and operating results for the first quarter and discuss its corporate strategies and outlook. A question-and-answer session will follow.
The teleconference can be accessed by calling (201) 493-6780. The webcast can be monitored on the Company’s website at www.diversifiedrestaurantholdings.com.
A telephonic replay will be available from 8:00 p.m. ET on the day of the call through Thursday,
May 12, 2016. To listen to the archived call, dial (858) 384-5517 and enter the conference ID number 13635449, or access the webcast replay at www.diversifiedrestaurantholdings.com, where a transcript will also be posted once available.
About Diversified Restaurant Holdings, Inc.
Diversified Restaurant Holdings, Inc. operates 63 BWW franchised restaurants in key markets in Florida, Illinois, Indiana, Michigan and Missouri. The Company also owns and operates 19 Bagger Dave's restaurants in Indiana, Michigan and Ohio. For more information, visit www.baggerdaves.com. The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.
Safe Harbor Statement
The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

For more information, contact:
Investor and Media:
Deborah K. Pawlowski
Kei Advisors LLC
716.843.3908
dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended
	March 27, 2016	March 29, 2015
Revenue	$48,412,799	$39,440,332

Operating expenses
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage, and packaging costs	13,695,543	11,447,903
Compensation costs	12,511,941	10,154,792
Occupancy costs	3,170,755	2,372,467
Other operating costs	10,038,844	7,960,549
General and administrative expenses	2,662,758	2,496,887
Pre-opening costs	272,364	1,093,500
Depreciation and amortization	4,307,717	3,157,322
Loss on disposal of property and equipment	66,128	148,408
Total operating expenses	46,726,050	38,831,828

Operating profit	1,686,749	608,504

Interest expense	(1,444,940)	(432,223)
Other income, net	45,272	17,003

Income before income taxes	287,081	193,284

Income tax benefit	(143,324)	(69,358)

Net income	$430,405	$262,642

Basic earnings per share	$0.02	$0.01
Fully diluted earnings per share	$0.02	$0.01

Weighted average number of common shares outstanding
Basic	26,298,034	26,149,184
Diluted	26,298,034	26,248,424

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS	March 27, 2016	December 27, 2015
	(unaudited)
Current assets
Cash and cash equivalents	$5,336,494	$14,200,528
Investments	—	—
Accounts receivable	844,198	620,942
Inventory	1,936,541	1,934,584
Prepaid assets	1,290,527	1,618,429
Total current assets	9,407,760	18,374,483

Deferred income taxes	14,000,323	13,320,177
Property and equipment, net	82,335,422	79,189,661
Intangible assets, net	3,521,846	3,638,716
Goodwill	50,097,081	50,097,081
Other long-term assets	1,194,170	1,152,377
Total assets	$160,556,602	$165,772,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,444,625	$7,807,552
Accrued compensation	1,862,394	3,087,883
Other accrued liabilities	3,482,503	3,663,211
Current portion of long-term debt	9,842,417	9,891,825
Current portion of deferred rent	332,948	396,113
Total current liabilities	22,964,887	24,846,584

Deferred rent, less current portion	2,905,992	2,826,210
Unfavorable operating leases	651,477	671,553
Other long-term liabilities	5,684,827	4,463,631
Long-term debt, less current portion	112,259,339	116,364,165
Total liabilities	144,466,522	149,172,143

Commitments and contingencies (Notes 9 and 10)

Stockholders' equity
Common stock - $0.0001 par value; 100,000,000 shares authorized; 26,297,068 and 26,298,725, respectively, issued and outstanding	2,585	2,584
Additional paid-in capital	36,244,464	36,136,332
Accumulated other comprehensive loss	(2,055,477)	(1,006,667)
Accumulated deficit	(18,101,492)	(18,531,897)
Total stockholders' equity	16,090,080	16,600,352

Total liabilities and stockholders' equity	$160,556,602	$165,772,495

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 27, 2016	March 29, 2015
Cash flows from operating activities
Net income	$430,405	$262,642
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,307,717	3,157,322
Amortization of debt discount and loan fees	50,880	6,954
Amortization of gain on sale-leaseback	(39,302)	(39,302)
Loss on disposal of property and equipment	66,128	148,408
Share-based compensation	97,426	55,793
Deferred income taxes	(139,850)	(129,358)
Changes in operating assets and liabilities that provided (used) cash
Accounts receivable	(223,256)	1,015,328
Inventory	(1,957)	(85,783)
Prepaid assets	327,902	91,219
Intangible assets	57,659	(68,796)
Other long-term assets	(41,793)	(55,106)
Accounts payable	(353,333)	(904,717)
Accrued liabilities	(1,734,805)	(407,575)
Deferred rent	16,617	8,591
Net cash provided by operating activities	2,820,438	3,055,620

Cash flows from investing activities
Proceeds from sale of investments	—	2,917,522
Purchases of property and equipment	(7,506,410)	(7,766,440)
Net cash used in investing activities	(7,506,410)	(4,848,918)

Cash flows from financing activities
Proceeds from issuance of long-term debt	3,311,231	4,420,322
Repayments of long-term debt	(7,500,000)	(2,000,000)
Proceeds from employee stock purchase plan	10,707	19,222
Net cash (used in) provided by financing activities	(4,178,062)	2,439,544

Net (decrease) increase in cash and cash equivalents	(8,864,034)	646,246

Cash and cash equivalents, beginning of period	14,200,528	18,688,281

Cash and cash equivalents, end of period	$5,336,494	$19,334,527

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation between Net Income and Restaurant-Level and Adjusted EBITDA
	$ 39,440,332	$ 30,473,014
	Three Months Ended (unaudited)
	March 27, 2016	March 29, 2015
Net income	$430,405	$262,642
+ Income tax benefit	(143,324)	(69,358)
+ Interest expense	1,444,940	432,223
+ Other income, net	(45,272)	(17,003)
+ Loss on disposal of property and equipment	66,128	148,408
+ Depreciation and amortization	4,307,717	3,157,322
EBITDA	6,060,594	3,914,234
+ Pre-opening costs	272,364	1,093,500
+Non-recurring expenses (Restaurant level)	370,211	—
+Non-recurring expenses (Corporate level)	—	74,210
Adjusted EBITDA	6,703,169	5,081,944
Adjusted EBITDA margin (%)	13.8%	12.9%
+ General and administrative	2,662,758	2,496,887
+Non-recurring expenses (Corporate level)	—	(74,210)
Restaurant–Level EBITDA	9,365,927	7,504,621
Restaurant–Level EBITDA margin (%)	19.3%	19.0%
(1)Restaurant-Level EBITDA represents net income (loss) attributable to DRH plus the sum of non-restaurant specific general and administrative expenses, restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest and non-recurring expenses related to acquisitions, equity offerings or other one-off transactions. Adjusted EBITDA represents net income (loss) attributable to DRH plus the sum of restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest, and non-recurring expenses. We are presenting Restaurant-Level EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP, because we believe they provide an additional metric by which to evaluate our operations. When considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Restaurant-Level EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income, and cash flows from operations, to assess our historical and prospective operating performance and to enhance the understanding of our core operating performance. Restaurant-Level EBITDA and Adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) they are used internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.
Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and restaurant pre-opening costs, both which are non-recurring at the restaurant level. The use of Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency, and performance. The use of Restaurant-Level EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based on GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structure and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of property and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management team believes that Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.

Restaurant-Level EBITDA and Adjusted EBITDA are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items. Our management recognizes that Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect our current capital expenditures or future requirements for capital expenditures;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness;

•
Restaurant-Level EBITDA and Adjusted EBITDA do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor do Restaurant-Level EBITDA and Adjusted EBITDA reflect any cash requirements for such replacements;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect disposals or other non-recurring income and expenses;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in fair value of derivative instruments;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect restaurant pre-opening costs; and

•	Restaurant-Level EBITDA does not reflect general and administrative expenses.